Exhibit 7


                         Kerzner International Limited
                               P.O. Box N-4777
                               Nassau, The Bahamas

                                                                 August 10, 2004

Caledonia Investments PLC                   Cement Merchants SA
Cayzer House                                P.O. Box 777
30 Buckingham Gate                          Jonaboda 4
London SW1E 6NN                             FL-9497 Triesenberg
England                                     Principality of Liechtenstein

Istithmar PJSC                              World Leisure Group Limited
Emirates Towers, Level 47                   c/o Trident Trust Company Limited
Sheikh Zayed Road                           PO Box 146, Road Town
PO Box 17000                                Tortola, British Virgin Islands
Dubai, United Arab Emirates

                                Letter Agreement
                                ----------------

Ladies and Gentlemen:

                  Reference is made to (a) the Stock Purchase Agreement dated as of July 15, 2004, between Kerzner International Limited (the "Company") and Istithmar PJSC ("Istithmar"), (b) the Stock Purchase Agreements dated as of July 15, 2004 (the "Secondary Purchase Agreements"), between certain selling shareholders and Istithmar, (c) the Corporate Governance Agreement dated August 10, 2004 (the "Governance Agreement") between the Company and Istithmar (d) the Registration Rights Agreement dated August 10, 2004 (the "Istithmar Registration Rights Agreement"), between the Company and Istithmar and (e) the Registration Rights and Governance Agreement dated as of July 3, 2001 (as in effect on the date hereof, the "2001 Agreement"), among the Company, Caledonia Investments PLC ("Caledonia"), Cement Merchants SA ("CMS"), World Leisure Group Limited ("WLG") and certain other parties. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the 2001 Agreement.

                  Pursuant to this letter agreement and in connection with the foregoing, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  (a) Istithmar shall, and if applicable, shall cause each of its Controlled Affiliates to, (i) vote all Shares it Beneficially Owns at any Shareholders Meeting or in any Written Consent with respect to such Shares, in favor of any nominee to the Board of Directors of the Company designated by WLG, Caledonia or CMS in accordance with Section 3.4 of the 2001 Agreement and (ii) take all other actions reasonably requested by each of WLG, Caledonia and CMS to cause each of their respective nominees to be appointed to the Board of Directors of the Company in accordance with Section 3.4 of the 2001 Agreement and to give effect to the provisions of this letter;

                  (b) Each of Caledonia, CMS and WLG shall, and in the case of WLG, CMS and Caledonia, if applicable, shall cause each of its Controlled Affiliates to, (i) vote all Shares it Beneficially Owns (including any Proxy Shares) at any Shareholders Meeting or in any Written Consent with respect to such Shares, in favor of any nominee to the Board of Directors of the Company designated by Istithmar in accordance with Section 3.2 of the Governance Agreement, and (ii) take all other actions reasonably requested by Istithmar to cause such nominee to be appointed to the Board of Directors of the Company and to give effect to the provisions of Article III of the Governance Agreement and this letter;

                  (c) Caledonia agrees that the consummation of the purchase and sale of Shares pursuant to the Secondary Purchase Agreement to which it is a party shall constitute the sale of 1,300,000 "Caledonia Tag Shares" for purposes of Section 5.3.2(b) of the 2001 Agreement;

                  (d) CMS agrees that the consummation of the purchase and sale of Shares pursuant to the Secondary Purchase Agreement to which it is a party shall constitute the sale of 200,000 "CMS Tag Shares" for purposes of Section 5.3.2(b) of the 2001 Agreement; and

                  (e) Each of the Company, Caledonia, CMS and WLG acknowledges and agrees that the Purchaser is a "Permitted Transferee" and a "Holder" of the Shares acquired pursuant to the Secondary Purchase Agreements and that such Shares constitute "Registrable Securities" for purposes of the 2001 Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       Very truly yours,

                                       KERZNER INTERNATIONAL LIMITED,

                                         By  /s/ Howard B. Kerzner
                                            ------------------------------------
                                              Name:  Howard B. Kerzner
                                              Title: Chief Executive Officer

Accepted and agreed to as of
the date first above written:

CALEDONIA INVESTMENTS PLC,                CEMENT MERCHANTS SA,

  By /s/ Peter N. Buckley                   By  /s/ Gerhard Meier
     -----------------------------              -----------------------------
       Name: Peter N. Buckley                     Name: Gerhard Meier
       Title: Chairman                            Title: Director



                                            By  /s/ Hans Preg
                                                -----------------------------
                                                  Name: Hans Preg
                                                  Title: Director


ISTITHMAR PJSC,                            WORLD LEISURE GROUP LIMITED,

  By /s/ Sultan A. Bin Sulayem               By /s/ Solomon Kerzner
     -----------------------------              -----------------------------
       Name: Sultan A. Bin Sulayem                Name: Solomon Kerzner
       Title: Chairman                            Title: